Exhibit 99.1

Natera Reports Third Quarter 2019 Financial Results

SAN CARLOS, Calif., November 6, 2019 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the third quarter ended September 30, 2019 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $77.9 million in the third quarter of 2019 compared to $65.3 million in the third quarter of 2018, an increase of 19%.

•                  Processed over 200,000 tests in the third quarter of 2019, compared to approximately 167,000 tests processed in the third quarter of 2018, an increase of approximately 20%.

•                  Processed approximately 136,000 Panorama tests in the third quarter of 2019, compared to approximately 106,000 Panorama tests processed in the third quarter of 2018, an increase of approximately 28%.

•                  Accessioned approximately 55,000 Horizon carrier screening (HCS) tests in the third quarter of 2019 compared to approximately 44,000 HCS tests accessioned in the third quarter of 2018, an increase of approximately 25%.

•                  Received positive draft local coverage decision from Medicare for reimbursement of Signatera™ in colorectal cancer.

•                  Completed key technical and commercialization milestones with BGI Genomics.

•                  Entered into partnership to develop and commercialize personalized circulating tumor DNA monitoring assays with Foundation Medicine.

•                  Successfully completed $230 million follow-on equity offering.

“Q3 was in many ways a transformational quarter for Natera,” said Steve Chapman, Natera’s CEO. “We continued to see strong momentum in volume growth and improved average selling price per test. We received a positive draft coverage decision for Signatera in colorectal cancer and signed a partnership with Foundation Medicine. We also recently executed a very successful follow-on equity offering which is intended to ensure we are well capitalized for the commercial efforts planned for 2020. We clearly have momentum across the business.”

Third Quarter Ended September 30, 2019 Financial Results

Total revenues were $77.9 million in the third quarter of 2019 compared to $65.3 million for the third quarter of 2018, an increase of 19%. The increase in total revenues was driven primarily by increased sales of our Panorama and HCS tests. There were approximately 200,200 tests processed in the third quarter of 2019, including approximately 187,200 tests accessioned and 12,100 processed through the Constellation software platform (Constellation units), compared to approximately 167,200 tests processed in the third quarter of 2018, including approximately 156,600 tests accessioned and 9,500 Constellation units, an overall increase of approximately 20%.

In the three months ended September 30, 2019, Natera recognized revenue on approximately 189,600 tests for which results were reported to customers in the period (tests reported), including approximately 178,000 tests accessioned and 11,600 Constellation units, compared to approximately 154,900 tests reported, including approximately 145,700 tests accessioned and 9,200 Constellation units, in the third quarter of 2018, which represents an increase of approximately 22%.

Test Volume Summary

Unit	Q3 2019	Q3 2018	Definition
Tests processed	200,200	167,200	Tests accessioned in our lab plus Constellation units
Tests reported	189,600	154,900	Tests delivered with a result
Tests reported in lab	178,000	145,700	Total tests reported less Constellation units reported

Natera recognized revenues on approximately 120,100 Panorama tests accessioned and 9,900 Panorama Constellation units in the three months ended September 30, 2019, compared to approximately 100,900 Panorama tests accessioned and 7,800 Panorama Constellation units in the same period in 2018. Natera recognized revenue on approximately 52,600 HCS tests accessioned in the three months ended September 30, 2019, compared to approximately 41,000 HCS tests accessioned in the same period in 2018.

Gross profit for the three months ended September 30, 2019 and 2018 was $34.0 million and $23.6 million, respectively, representing a 44% and 36% gross margin, respectively*. We were able to achieve higher gross margins in Q3 2019 as a result of improved cost of goods sold per test and approximately $6.9 million in licensing revenues earned from the BGI Genomics.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2019 were $55.1 million, an increase of approximately 8.5% compared to $50.8 million in the same period of the prior year. The increase was driven primarily by higher stock-based compensation expenses, litigation costs, and other outside services, and partially offset by a gain from the sale of the Evercord business of approximately $14.4 million.

Loss from operations for the third quarter of 2019 was $21.1 million compared to $27.2 million for the same period of the prior year.

Net loss for the third quarter of 2019 was $23.1 million, or ($0.33) per basic and diluted share, compared to net loss of $29.6 million, or ($0.49) per basic and diluted share, for the same period in 2018. Weighted average shares outstanding were 70.5 million in the third quarter of 2019.

At September 30, 2019, Natera held $238.4 million in cash, cash equivalents, short-term investments and restricted cash, compared to $158.5 million as of December 31, 2018. As of September 30, 2019, Natera had a total outstanding debt balance of $123.7 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.6 million under its $125.0 million debt facility with OrbiMed Advisors.

2019 Financial Outlook

Natera’s updated outlook incorporates the sale of the Evercord business in the third quarter, which reduced the 2019 revenue outlook by approximately $4 million and increased the cash balance by approximately $10 million. Natera anticipates 2019 total revenue of $295 million to $302 million; 2019 cost of revenues to be approximately 59% to 61% of revenues; selling, general and administrative costs to be approximately $195 million to $205 million; research and development costs to be $52 million to $57 million, and net cash burn to be $65 million to $75 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2019 to be between $57 million and $67 million) and GAAP net purchases of property and equipment (estimated for 2019 to be approximately $8 million).

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, California. It offers proprietary genetic testing services to inform physicians who care for pregnant women, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera’s Third Quarter 2019 Results Conference Call
Date:	Wednesday, November 6, 2019
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	4354617
Webcast:	https://edge.media-server.com/mmc/p/vv47vu54

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2019 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could materially affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

Contacts

Investor Relations

Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media

Kevin Knight, 206-451-4823, pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2019	2018
		(1)
Assets
Current assets:
Cash and cash equivalents	$51,609	$46,407
Restricted cash	55	4,597
Short-term investments	186,700	107,461
Accounts receivable, net of allowance of $2,277 in 2019 and $1,788 in 2018	58,905	62,223
Inventory	12,514	13,633
Prepaid expenses and other current assets	13,954	6,197
Total current assets	323,737	240,518
Property and equipment, net	19,027	24,336
Operating lease right-of-use assets	24,807	—
Other assets	12,679	3,317
Total assets	$380,250	$268,171
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,236	$14,587
Accrued compensation	14,238	12,668
Other accrued liabilities	38,702	32,442
Deferred revenue, current portion	25,667	4,131
Short-term debt financing	50,131	50,153
Total current liabilities	137,974	113,981
Long-term debt financing	73,583	73,357
Deferred rent, net of current portion	—	8,613
Deferred revenue, long-term portion	56,174	40,058
Operating lease liabilities, long-term portion	27,825	—
Total liabilities	295,556	236,009

Stockholders’ equity:
Common stock (2)	7	7
Additional paid in capital	747,817	607,236
Accumulated deficit	(663,988)	(574,529)
Accumulated other comprehensive income (loss)	858	(552)
Total stockholders’ equity	84,694	32,162
Total liabilities and stockholders’ equity	$380,250	$268,171

(1)         The condensed, consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)         As of September 30, 2019, there were approximately 70,850,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended
	September 30,
	2019	2018

Revenues
Product revenues	$66,936	$62,662
Licensing and other revenues	10,973	2,618
Total revenues	77,909	65,280
Cost and expenses
Cost of product revenues	41,638	39,477
Cost of licensing and other revenues	2,242	2,202
Research and development	12,796	12,393
Selling, general and administrative	56,715	38,374
Gain from disposal of business	(14,388)	—
Total cost and expenses	99,003	92,446
Loss from operations	(21,094)	(27,166)
Interest expense	(2,672)	(2,781)
Interest and other income, net	673	449
Loss before income taxes	(23,093)	(29,498)
Income tax expense	(44)	(118)
Net loss	$(23,137)	$(29,616)
Unrealized gain (loss) on available-for-sale securities, net of tax	63	(36)
Comprehensive loss	$(23,074)	$(29,652)

Net loss per share:
Basic	$(0.33)	$(0.49)
Diluted	$(0.33)	$(0.49)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	70,456	60,570
Diluted	70,456	60,570